UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 2, 2026

Venture Global, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-42486	93-3539083
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 19th Street North, Suite 1500		22209
Arlington, VA		(Zip Code)
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: (202) 759-6740
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.01 par value per share	VG	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On January 30, 2026, Venture Global CP2 LNG, LLC (“CP2”), a wholly-owned subsidiary of Venture Global, Inc. (the “Company”), entered into an engineering, procurement and construction contract (the “CP2 Phase 2 EPC Contract”) with Worley Field Services Inc. (“Worley”) for certain design, engineering, procurement, construction management, testing, studies, and related services for the construction of Phase 2 of the Company’s CP2 Project.

While CP2 directly negotiates and contracts with, as well as oversees and manages, certain equipment vendors for the delivery of the majority of the critical facilities and modules related to LNG production, the services to be provided by Worley require that Worley integrate such equipment and facilities and guarantee the full operation of the CP2 Project’s LNG export facilities. Worley’s services under the CP2 Phase 2 EPC Contract include contributing to the following scope as it relates to Phase 2 of the CP2 Project: (i) design of the balance of the plant and all interconnections including piping, utilities and associated infrastructure, (ii) procurement of all items not covered by CP2’s other construction and supply agreements, (iii) scheduling and coordination of the work and services performed by certain subcontractors and other contractors, (iv) installation and connection of all equipment supplied by CP2’s equipment suppliers, (v) construction of the power plant forming part of the CP2 Project, (vi) compliance with Worley’s warranty obligations and all applicable laws, codes and standards, and (vii) provision of project controls and construction performance indicators and invoice reconciliation. Moreover, Worley has an obligation to deliver a facility capable of passing certain performance tests.

Under the CP2 Phase 2 EPC Contract, Worley warrants that (i) it will perform the work in full compliance with the CP2 Phase 2 EPC Contract, (ii) the materials and the work will be designed, manufactured, engineered, constructed, completed, pre-commissioned, commissioned, tested and delivered in a workmanlike manner and in accordance with the CP2 Phase 2 EPC Contract, CP2’s standards, all permits and approvals of government authorities, applicable codes and standards and all applicable laws, (iii) the work will conform to the specifications and descriptions in the CP2 Phase 2 EPC Contract, will be new, complete, and of suitable grade for the intended function and use, will be free from defects in design, material and workmanship, and will meet the requirements set forth in the CP2 Phase 2 EPC Contract, (iv) the materials will be composed and made of only proven technology, of a type in commercial operation at the effective date of the CP2 Phase 2 EPC Contract, (v) if a serial defect (two or more of the same components experience a defect of an identical or nearly identical nature) occurs as to its work done under the CP2 Phase 2 EPC Contract prior to the expiration of the warranty period, Worley will redesign, repair or replace any materials as necessary and extend the warranty period for that portion of the work that is redesigned, repaired or replaced for an additional 12 months, and (vi) during the warranty period, it will perform tests, inspections or other diagnostic services requested by CP2 and correct any non-conforming work discovered.

Further, Worley will be paid a reimbursable sum for its scope of work, where CP2 will reimburse Worley for all reimbursable costs incurred in connection with the relevant work (such as costs for materials, transportation and equipment), plus a margin to cover overhead costs and expenses as well as an agreed profit margin. However, all other costs will not be reimbursed and will be borne by Worley. The estimated reimbursable sum represents the “target price” for Worley’s scope of work related to Phase 2 of the CP2 Project. The target price is subject to adjustment under certain limited conditions, including pursuant to change orders CP2 could submit with respect to the scope of work to be performed by Worley or the CP2 Project schedule.

The CP2 Phase 2 EPC Contract establishes an agreed project schedule for Worley’s scope of work related to Phase 2 of the CP2 Project, including substantial completion deadlines and final completion deadlines for their scope, based on the achievement of the contractual conditions regarding the commissioning and completion of the LNG production systems that comprise Phase 2 of the CP2 Project, which may only be adjusted by change orders as provided in the CP2 Phase 2 EPC Contract. Each of Worley’s schedule milestones requires that the work performed meets or exceeds requirements under the CP2 Phase 2 EPC Contract and certain of such milestones additionally require that the work performed passes performance tests. Worley has significant milestone and schedule-driven bonus incentives under the CP2 Phase 2 EPC Contract that are intended to promote schedule adherence and a completion mindset.

The foregoing description of the CP2 Phase 2 EPC Contract does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the CP2 Phase 2 EPC Contract, a copy of which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2026.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Venture Global, Inc.
Dated: February 2, 2026

By: /s/ Jonathan Thayer
Jonathan Thayer
Chief Financial Officer